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                                                                  EXHIBIT 10 (h)

                               JOHNSON & JOHNSON
                         DEFERRED FEE PLAN FOR DIRECTORS

                        (Amended as of February 14, 2005)

      1. Purpose. The purpose of the Johnson & Johnson Deferred Fee Plan for Directors (the "Plan") is to provide outside Directors of Johnson & Johnson (the "Company") the opportunity to defer receipt of compensation earned as a Director to a date following termination of such service. The provision of such an opportunity is designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well being of the Company.

      2. Effective Date. The original effective date of the Plan was January 1, 1983. The Plan was amended in its entirety, effective as of January 1, 1995 and again as of December 5, 1996.

      3. Eligibility. Any Director of the Company who is not also an Employee of the Company or any related company shall be eligible to participate in the Plan.

      4. Deferred Compensation Account. A deferred compensation account shall be established for each Director.

      5. Amount of Deferral. Each participant (effective retroactive to January 1, 2005) may elect to defer receipt of all or a specified part of any cash compensation payable to the participant for serving on the Board of Directors or for serving on committees of the Board of Directors of the Company. An amount equal to all deferred compensation will be credited to the participant's deferred compensation account on a quarterly basis as of the dividend payment date in each quarter (the "Payment Date"). In the event that there shall not be a dividend payment date in any quarter, then the Payment Date shall be deemed to be the last business day of such quarter.

      6. Deferred Compensation Account - Hypothetical Investment Options.

            (a) Unless otherwise specified by the participant pursuant to the terms of paragraph (b) of this Section 6, all amounts elected to be deferred under this Plan for any calendar year ("Deferrals") shall be credited to the participant's deferred compensation account, converted into equivalent units of Johnson & Johnson Common Stock ("Company Stock") and adjusted as if the compensation deferred had been invested in Company Stock as of the Payment Date, until the date of final payment pursuant to Section 9 hereof ("Company Stock Equivalent Units"). The number of Company Stock Equivalent Units shall be determined by dividing the amount of compensation payable by the average of the high and low price of the Company Stock as traded on the New York Stock Exchange on the trading day immediately prior to the Payment Date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). The number of Company Stock Equivalent Units included in a participant's deferred compensation account shall be adjusted to reflect dividends and the value of such account shall be adjusted to reflect increases or decreases in market value which would have resulted had funds equal to the balance of the participant's deferred compensation account been invested in Company Stock. Nothing herein obligates the

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Company to purchase any such Company Stock; and if such Company Stock is purchased, it shall remain the sole property of the Company.

            (b) At the election of each participant, to be made as provided for in Section 7, each deferred compensation account will be credited with interest from the Payment Date, until the date of final payment pursuant to Section 9 hereof, at a rate equal to the annual rate of growth of investment in the Johnson & Johnson Certificate of Extra Compensation Plan (the "CEC Plan"), for the prior year provided, however, that the computation of said growth rate shall not include dividend equivalents paid under the CEC Plan. The election permitted under this Section 6(b) shall not be available to any participant who becomes a participant in the Plan after December 31, 1995.

            (c) With respect to Company Stock Equivalent Units in a deferred compensation account, the Company shall credit such account on each dividend payment date declared with respect to the Company's Stock, a number of Company Stock Equivalent Units equal to: (i) the product of (y) the dividend per share of the Company's Stock which is payable as of the dividend payment date, multiplied by (z) the number of Company Stock Equivalent Units credited to such account as of the applicable dividend record date, divided by (ii) the average of the high and low price of the Company Stock as traded on the New York Stock Exchange on the trading day immediately prior to the dividend payment date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). Fractional Company Stock Equivalent Units shall be carried forward and fractional dividend equivalent units shall be payable thereon.

            (d) All account balances in Company Stock Equivalent Units from the Company's Retirement Plan for Nonemployee Directors which have been transferred to his/her deferred compensation account under this Plan, as of January 1, 1995, by reason of the termination of such Retirement Plan, shall be treated for purposes of this Plan as Deferrals.

      7. Time of Election of Deferral. A participant may change (i) the amount of compensation deferred and/or (ii) the option elected under Section 6 with respect to his/her account and deferrals for subsequent years, once annually in December by completing forms provided by the Company for that purpose. Any such change shall become effective on January 1 of the following year. If a participant elects to change his/her investment option available under Section 6, the participant's account shall be valued as of December 31 with that value being entered into his/her account under the new investment option as of the following January 1 (except if such change is to Company Stock Equivalent Units, the first trading day following such January 1 shall be used).

      8. Value of Deferred Compensation Account. The value of each participant's deferred compensation account shall, as the case may be, include compensation deferred, interest credited thereon, if any, and any adjustments for dividends, and increases or decreases in the market value of Company Stock, pursuant to the option selected under Section 6 or as otherwise required under the Plan. If the Company Stock does not trade on any date a calculation of Common Stock Equivalent Units is to be made under the Plan, the next preceding date on which such stock was traded shall be utilized.

      9. Payment of Deferred Compensation. Upon a participant's completion of service as a member of the Board of Directors (the "Completion Date"), each participant (or in the event of the participant's death, the named beneficiary or his/her estate) shall be entitled to receive in cash in a lump sum the value of his/her deferred compensation

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account as of the Completion Date, unless such participant has elected, pursuant to the provisions of Section 10 below, to further defer payment of his/her deferred compensation account beyond such Completion Date. Company Stock Equivalent Units shall be valued at the average of the high and low price of the Company's Stock as traded on the New York Stock Exchange on the trading day immediately prior to such date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). No withdrawal may be made from the participant's deferred compensation account prior to the Completion Date. The value of a participant's deferred compensation account shall, subject to any further election made pursuant to Section 10 below, be paid as soon as practicable following the Completion Date or death.

      10. Further Deferral Election. In addition to the deferral elections referred to above, a participant may also elect (in the manner provided for below) to continue to defer the receipt of his/her deferred compensation account beyond his/her Completion Date. The value of a participant's account on his/her Completion Date may be deferred for up to 10 taxable years following such Completion Date. If installments are elected, the first installment payment may be made immediately at the Completion Date or be deferred for up to 10 taxable years. Installment payments will be made annually (in the manner described below) in approximately equal amounts (i.e. the balance of the account). The minimum number of installments is two and the maximum number is 10 provided, however, that all payments shall be made within ten (10) years of the Completion Date. A participant may elect to defer up to 100% of the value of his/her account at the Completion Date; or any percentage increment less than that. All deferred or installment payments shall be made in cash. The following additional rules shall apply:

      a) Immediate Lump Sum Payment. The participant will receive the full value of his/her account in the calendar month of his/her Completion Date.

      b) Deferred Lump Sum Payment. The participant will receive the full value of his/her account on or about January 15 of the year he/she elects to receive payment in.

      c) Immediate Commencement of Installments. The participant will receive the first installment in the calendar month of his/her Completion Date. All subsequent installments on or about January 15 of each year.

      d) Deferred Commencement of Installments. The participant will receive the first and all subsequent installments on or about January 15 of each year.

      e) In the event of death of a participant, the Company will make payment in full of the balance of an account, as soon as administratively practical in a single lump sum payment to the designated beneficiary or his/her estate.

      f) In making any payment due on or about January 15, the value of a participant's account on the first trading day of such month shall be utilized.

      Any and all deferrals following a Completion Date shall be invested in Company Stock Equivalent Units described in Section 6(a) above. To the extent a participant's account was credited with the annual growth rate of an investment in the CEC Plan (as described in Section 6(b) above), such account shall be converted to Common Stock Equivalent units as of the Completion Date.

      An election by a participant to defer payment or elect installments of all or a part of his/her deferred compensation account beyond the Completion Date must be made a

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minimum of twelve (12) months prior to such Completion Date. Any such election may be revised or revoked up to twelve (12) months prior to such Completion Date; after such time any election may not be revoked or otherwise revised.

      Notwithstanding the above and upon implementation of the Plan, an exception has been made for participants having a Completion Date during 1997. For such participants, the deferral and or installment election must be made a minimum of three (3) months and in the calendar year prior to the Completion Date. For example, a participant having a Completion Date of April 1, 1997, must make the deferral and/or installment election no later than December 31, 1996. Any such election to defer and/or receive installment payments may only be revised or revoked prior to the last permissible date for making such election. After such time the election may not be revoked or otherwise revised.

      An election to defer payment and/or be paid in installments beyond a Completion Date is effective only when filed with Extra Compensation Services on the form utilized for such purposes. Any election made after the required deadline shall be disregarded.

      11. Designation of Beneficiary. Each participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a participant's deferred compensation account are to be made if a participant dies prior to the receipt of payment of such account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the participant is alive and will cancel all beneficiary designation forms filed earlier. If a participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the participant or before complete payment of the deferred compensation account, such account shall be paid to the estate of the last to die of the participant and designated beneficiaries as soon as practicable after such death.

      12. Participant's Rights Unsecured. The right of any participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in any deferred compensation account or any other asset in trust with the Company for the benefit of any participant or beneficiary.

      13. Statement of Account. A statement will be sent to participants as soon as practical following the end of each year as to the value of his/her deferred compensation account as of December 31 of such year.

      14. Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

      15. Administration of the Plan. The Plan shall be administered by a Committee appointed by and responsible to the Board of Directors. The Committee shall consist of no less than three Directors of the Company. The Committee shall act by vote or written consent of a majority of its members.

      16. Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Compensation Committee of the Board of Directors or the Board of Directors of the Company. No amendment, modification or

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termination shall, without the consent of a participant, adversely affect such participant's accruals in his deferred compensation accounts.

      17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Jersey.